EXHIBIT 99.3

For Immediate Release: September 19, 2016
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Joseph Kuo / Matthew Griffes
Haven Tower Group
jkuo@haventower.com / mgriffes@haventower.com
424 652 6520 ext 101 or ext 103

Griffin Capital Essential Asset REIT II Acquires the WABCO Assembly & Distribution Facility in North Charleston, South Carolina

El Segundo, Calif. (September 19, 2016) - Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. (the “REIT”), the acquisition of the WABCO Assembly & Distribution Facility, a single-story, 145,200-square-foot, Class A assembly, distribution, and R&D facility located within the Whitfield Corporate Park in North Charleston, South Carolina (the “Property”). The Property is leased in its entirety to WABCO Air Compressor Holdings Inc. (the “Tenant”), with a guarantee from WABCO Holdings Inc. (“WABCO”), for an initial term of approximately 7.0 years. Completed in May 2016, the Property was a build-to-suit for WABCO and serves as WABCO’s new state-of-the-art production and testing facility in Charleston, where WABCO designs and manufactures air disc brakes, actuators, and single-and twin-cylinder air compressors for diesel engines in commercial vehicle applications. The REIT purchased the Property for approximately $13.8 million from Clayco-Venture One Development Services, LLC.

Commenting on the acquisition, Shawn Carstens, Griffin Capital’s Vice President of Acquisitions, said, “This acquisition helps to further increase the geographic diversification of the Griffin Capital Essential Asset REIT II portfolio, providing the REIT with its first South Carolina asset.”
Don Pescara, Griffin Capital's Managing Director of Acquisitions, added, "This acquisition represented the opportunity to invest in a critical operating asset leased to a credit rated tenant. With an A credit rating from Egan-Jones Ratings Company, we believe WABCO has a solid financial profile.”
WABCO Holdings Inc. (NYSE: WBC) (Egan-Jones: A) is a leading global tier-one supplier of electronic, mechanical, and mechatronic products for commercial truck, trailer, bus, and passenger car manufacturers worldwide. WABCO develops, manufactures and sells control systems - including advanced braking, stability, suspension, transmission automation, and air compression and processing systems - that improve vehicle safety, efficiency and performance and reduce overall vehicle operating costs. WABCO was founded in the United States in 1869 as Westinghouse Air Brake Company, and is headquartered in Brussels, Belgium with over 12,400 employees in 39 countries worldwide.
About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type and lease duration. As of September 14, 2016, Griffin Capital Essential Asset REIT II, Inc. has acquired 27 office and industrial buildings totaling approximately 4.3 million rentable square feet and asset value of approximately $678.5 million.

About Griffin Capital Corporation
Led by senior executives with more than two decades of real estate experience collectively encompassing over $22 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 55.5 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 38 million square feet of space, located in 30 states and the United Kingdom, representing approximately $6.8 billion* in asset value, based on purchase price, as of August 1, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.